Exhibit 99.1

INSO PRESS CONTACT:
Bruce G. Hill
Vice President, Business Development
Telephone: 617/753-6542
E-mail:  bhill@inso.com

For Immediate Release

Inso Corporation Announces Changes to Board of Directors

BOSTON, December 2, 1999 Inso Corporation (NASDAQ: INSO) today announced changes to its Board of Directors. Kirby A. Mansfield, the Company's President and Chief Operating Officer, has been elected to the Board, effective immediately, replacing John Guttag, who is retiring. In addition, Ray Stata will leave the Board effective January 31, 2000, the end of the Company's fiscal year.

Dr. Guttag is Department Head of the Electrical Engineering and Computer Science Department at the Massachusetts Institute of Technology, and has been a
member of the Company's Board since May 1996.   Mr. Stata, Chairman of the
Board of Analog Devices, Inc., has been a member of the Company's Board since March 1994.

"It is my pleasure to welcome Kirby Mansfield to Inso's Board of Directors," said Stephen O. Jaeger, Inso Chairman and Chief Executive Officer. "Since his election as President and COO in March of this year, Kirby has provided the leadership and operating skills that have been critical in our recent success. At the same time, we are very sorry to lose John Guttag and Ray Stata. John and Ray are extremely talented individuals who have provided excellent guidance. On behalf of the Board, I would like to thank John and Ray for their years of service."

"I have enjoyed my years on Inso's Board, but I felt that, with the Company's momentum and focus, now was the appropriate time for me to leave," said Dr. Guttag. "Inso is poised for success in exciting markets, and with my increased responsibilities and travel at MIT, I realized that I would no longer be able to devote the time and energy necessary to participate in helping Inso achieve that success."

"It is with regret that I will leave Inso's Board at the end of January," said Mr. Stata. "However, the current management has put Inso on a successful course, and I felt that the time was right for me to retire."

About Inso Corporation

Inso Corporation (NASDAQ: INSO) is a leading provider of solutions for the management, exchange and dynamic delivery of critical business information and applications. The eBusiness Technologies Division, with its award-winning DynaBase product, provides open XML-based technology and services for developing and deploying content-rich e-business solutions. The Information Exchange Division, through its industry-leading Outside In Technology, provides comprehensive information access solutions for delivering business information in both connected and wireless computing environments. With more than 500 corporate and OEM customers, and more than 10 years of experience in XML and structured content applications, Inso is respected worldwide for its technology leadership. For more information, visit the Inso Web site at http://www.inso.com.

Inso, DynaBase, Outside In and the Inso logo are trademarks or registered trademarks of Inso Corporation in the United States and/or other countries. All other company, product or service names are trademarks or registered trademarks of their respective holders.